EXHIBIT 99.2

Alpha and Omega Semiconductor Limited

Prepared Remarks of Investor Conference Call

for the Quarter Ended June 30, 2015

August 11, 2015

So-Yeon Jeong (Moderator):

Good afternoon, everyone, and welcome to the Alpha and Omega Semiconductor’s conference call for fiscal fourth quarter and year-end financial results. Our fiscal year ended June 30, 2015. This is So-Yeon Jeong, Investor Relations representative for the company. I am here with Dr. Mike Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

The earnings release was distributed by globe newswire today, August 11, 2015, after the market closed. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We would like to remind you that during the course of this conference call, we will make forward-looking statements, including discussions of business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

Now, let’s hear from Yifan who will provide an overview of the fourth fiscal quarter and the fiscal year 2015 financial results.

Yifan Liang (Chief Financial Officer):

Thank you, So-Yeon. Good afternoon and thank you for joining us. To begin, I will discuss financial results for the quarter and for the fiscal year. Then I’ll turn it over to Mike, our CEO, who will review the company’s business highlights and I will follow-up with our guidance for the next quarter. Finally, we’ll reserve time for questions-and-answers.

Revenue for the June quarter was $81.5 million, an increase of 5.9% from the prior quarter and a decrease of 1.0% from the same quarter last year, with year-over-year revenue change primarily reflecting lower service revenue.

In terms of product mix, MOSFET revenue was $63.4 million, up 7.2% sequentially and up 0.1% year-over-year. Power IC revenue was $14.5 million, up 6.0% from the prior quarter and up 1.6% from a year ago. Service revenue was approximately $3.5 million as compared to $4.0 million for the prior quarter and $4.6 million for the same quarter last year.

In terms of segment mix, this quarter’s Computing segment represented 47.0% of total revenue, Consumer 19.0%, Power Supply and Industrial 16.9%, Communication 9.8%, Service 4.3% and Others 3.0%.

For the full fiscal year 2015, revenue was $327.9 million, up 3.1% from last fiscal year.

Gross margin was 17.6% for the June quarter, as compared to 16.6% in the prior quarter and 19.4% for the same quarter last year. The increase in gross margin quarter-over-quarter was mainly due to higher factory utilization as well as improved product mix.

For the fiscal year, gross margin was 18.4% as compared to last fiscal year’s gross margin of 18.6%.

Operating expenses for the quarter were $16.2 million, compared to $16.1 million for the prior quarter and $16.0 million for the same quarter last year.

Operating expenses for the fiscal year was $64.3 million compared to $59.3 million for the fiscal year 2014. The higher operating expenses year-over-year were partially due to the higher R&D expenses related to accelerated new product introduction activities in fiscal year 2015 and partially due to the reversal of the stock-based compensation charge and other temporary cost control measures incurred in fiscal year 2014.

Income tax expense was $1.2 million for the quarter as compared to $0.7 million for the prior quarter. Income tax expense for the fiscal year was $4.1 million compared to $3.0 million for the last fiscal year.

Net loss for the quarter was approximately $3.1 million or 12 cents loss per share, as compared to 16 cents loss per share for the prior quarter and 2 cents loss per share for the same quarter last year. Net loss in the June quarter included $1.2 million share-based compensation charge as compared to $0.9 million in the prior quarter. Net loss for the year was $7.9 million or 30 cents loss per share as compared to $3.3 million loss or 13 cents loss per share for the prior fiscal year.

Non GAAP EPS for the June quarter was 7 cents loss per share as compared to 12 cents loss per share for the prior quarter and 3 cents earnings per share for the same quarter last year. Non-GAAP EPS for the year was 13 cents loss per share as compared to break-even for the prior fiscal year.

We continue to generate positive cash flow. EBITDAS for the June quarter was $6.1 million compared to $4.3 million for the prior quarter and $8.2 million for the same quarter last year. EBITDAS for the year was $28.2 million as compared to $31.1 million in fiscal year 2014.

Cash flow from operations was $9.4 million for the June quarter compared to $2.7 million for the prior quarter and $10.7 million for the same quarter last year. Cash flow from operations for the year was $27.1 million compared to $37.6 million for the prior fiscal year.

Moving on to the balance sheet.

We completed the June quarter with cash and cash equivalents balance of $106.1 million, as compared to $112.9 million at the end of last quarter and $117.8 million a year ago. During the quarter, we paid off equipment loan of $6.4 million, and we repurchased 217,000 shares with $1.8 million. As a note, after we closed this quarter, we completed our Dutch tender offer to repurchase additional shares. I will discuss this later on our call.

Net trade receivables were $38.8 million, as compared to $31.1 million at the end of last quarter and $36.5 million during the same quarter last year. Day Sales Outstanding for the quarter was 36 days compared to 32 days in the prior quarter.

Net inventory was $64.2 million at the quarter-end, down from $66.3 million for last quarter and from $66.6 million for the prior year. Average days in inventory were 87 days for the quarter compared to 96 days in the prior quarter.

Net Property, Plant and Equipment balance was $119.6 million, as compared to $115.8 million last quarter and $123.3 million for the prior year. Capital expenditures were $8.9 million for the quarter and $21.5 million for the fiscal year.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Mike Chang (Chief Executive Officer):

Despite weakness in the PC and consumer end markets, AOS delivered the results for the June quarter that were in line with our guidance: Revenues of $81.5 million were slightly below the mid point of guidance representing 5.9% increase quarter over quarter, and 1% decrease compared to a year ago due to lower service revenue.

The near term growth drivers we talked about during the last call, namely Power IC and Low Voltage DMOS, are gaining traction. These new products are helping strengthen AOS position in our traditional business. For example, in the Computing segment, we see continuous demand for our EzBuck and DrMOS Power IC products as our customers are integrating ICs and MOSFETs. Our new Low Voltage DMOS together with Power IC product families successfully expanded into numerous design-in positions for emerging Skylake sockets.

In addition, we are encouraged to see the sequential revenue growth in our focus areas, that are the Power Supply/Industrial and Communications segments. I will share more details of the progress we are making in the following segment reports.

First, the Computing segment: It was 47% of the total revenue in the fourth quarter. According to the third party research, worldwide PC unit shipments decreased about 5% sequentially and dropped greater than 10% year-over-year. Against this backdrop, our Computing segment revenue actually grew by 5.5% sequentially and decreased only slightly from a year ago. Our strategy is to grow by adding new sockets and expanding our market share of our innovative Power IC and MOSFET solutions. We will continue to leverage our core capabilities to further diversify our revenue streams within the Computing segment.

We expect our Computing revenue in the September quarter to be slightly down. This reflects our expectation that the PC market will be slow in the near-term as channels continue to digest inventory before the Skylake ramp. Even though the pace of the ramp is slower than anticipated, it is clear that the ramp is inevitable. The good news about Skylake is that it provides BOM expansion opportunities for us. We estimate, on average, it’s at least 25% higher in BOM content than the previous platform, and we believe this is more than offsetting the PC volume decline. Based on our current design-ins, we are well positioned for the upcoming Skylake ramp.

Second, our Consumer segment. The revenue was 19.0% of the total. It grew 1.1% sequentially and 10.4% year-over-year. We were able to slightly grow this business through geographic diversification, even as TV demand weakened due to global market stagnation during the June quarter. We anticipate modest growth in the September quarter due to the high seasonality.

Computing and Consumer segments are essential business for us as they generate cash to fund and support our diversification efforts. I am pleased to see the resilience in our traditional business, which enables us to weather the unfavorable market conditions in the near term.

Now, let me shift gears and talk about our longer-term growth drivers in our focus areas.

The Power Supply and Industrial segment. It was 16.9% of total revenue for the June quarter. This marks a 9.8% sequential growth. A year ago, we deliberately decided to prioritize our product mix in High Voltage business to improve gross margin. The year-over-year revenue decline of 8.6% reflects the continued mix management mainly due to the U.S. currency appreciation. The good news is that our design-in activities in emerging sockets, especially quick charger, grew stronger to offset the mix management impact during the quarter. We finally reversed the decline and we expect to continue the growth in the September quarter.

Let me add some detail on the quick charger. It is a relatively new application, and we are one of the early players in this market. By leveraging our core technology and alignment with key customers, we are well positioned to benefit from the increasing market adoption.

The Communication revenue was 9.8% of the total, which was up 25.1% compared to the last quarter and up 8.9% from last year. With the Alpha DFN products, we are gradually transitioning into smartphone battery management sockets. Our new products are helping smartphone customers to enhance battery life and save precious board space, thanks to our superior solution with small chip-scale footprint. As we announced in our last call, the production ramp started from the June quarter, and we expect this momentum to continue going forward. Given the huge volume of smartphones, we are delighted by the significant SAM expansion and revenue opportunities we see in this segment.

Consistent with our strategy to become a total power semiconductor solution provider, we have been diligently working on innovating and reinventing our technology to diversify into a broader spectrum of power semiconductor devices. We are especially focused on Power Supply/ Industrial and Communication segments. In these segments, we have worked to develop new products, build sales and support systems, and penetrate new accounts, and now those efforts and investments are starting to bear fruit. We posted 15% sequential growth in these two segments combined. This growth was off a small base. But over time, we expect these focus areas to become a more sizable force of our business. I look forward to sharing with you the good progress we will be making soon.

Now, looking ahead, we are taking a conservative view for the September quarter with below normal seasonality due to a combination of the prevailing macro headwinds and slower than expected Skylake ramp. However, this ramp is inevitable. Our well positioned new product design-ins into the Skylake shall greatly expand our BOM content for sustainable growth in the Computing segment. Besides, the solid design traction supported by our new products is giving us a firm foothold in the Power Supply/Industrial and Communication segments. We remain on track with our strategies to reignite our growth and rejuvenate the fundamentals of our business.

Yifan Liang: Guidance for the next quarter

As we look forward to the first quarter of fiscal year 2016, we expect:

•	Our September quarter’s revenue to be in the range of $80 million to $84 million.
•	GAAP gross margin is expected to be approximately 17.5% plus or minus 1%.
•	GAAP operating expenses are expected to be approximately $16.7 million plus or minus $1 million.
•	Tax expenses are expected to be about $1.1 million to $1.3 million.
•	Our share-based compensation should range from $1.0 million to $1.2 million.

At the start of our first fiscal quarter, on July 14, 2015 we completed a $30 million modified Dutch Auction Tender Offer under our share repurchase program. We repurchased 3.3 million shares of our stock, which represented approximately 12.5% of the total number of shares outstanding as of June 30, 2015. As we report results for the first quarter, our balance sheet and EPS calculation will be adjusted to reflect this share buy back.

As per our regular practice, we are not assuming any obligations to update this information.

With that, we will open up the floor for questioning.

Closing:

This concludes our earnings call today. Thank you for your interest in AOS and we look forward to talking to you again next quarter.